Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of April 1, 2008 (the “Effective Date”), by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Company”), and David Ninke (“Employee”).

Recitals

Company desires to retain the personal services of Employee as Vice President Exploration of Company and of Company’s parent, Samson Oil and Gas Limited (“Parent”) and Employee is willing to make his services available to Company and Parent, on the terms and conditions hereinafter set forth;

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment.

1.1 Employment and Term. Company hereby agrees to employ Employee and Employee hereby agrees to serve Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing through March 31, 2011, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”).

1.2 Duties of Employee. Employee shall serve as the Vice President-Exploration of Company and Parent, and in such capacity shall have and exercise general responsibility for directing and implementing the exploration program of Company and Parent. Employee shall report to the Chief Executive Officer and Managing Director of Company and Parent (the “CEO”). Employee shall also have such other powers and duties as the CEO may from time to time delegate to him provided that such duties are consistent with his position. Employee shall devote substantially all his working time and attention to the business and affairs of Company and Parent (excluding any vacation and sick leave to which Employee is entitled), render such services to the best of his ability, and use his best efforts to promote the interests of Company and Parent. So long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Company in accordance with this Agreement, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; or (iv) participate in continuing education seminars or similar activities relevant to his duties and responsibilities for Company.

1.3 Place of Performance. In connection with his employment by Company, Employee shall be based at Company’s offices in Colorado or another mutually agreed location, except for travel necessary in connection with Company’s business.

2. Compensation.

2.1 Base Salary. Employee shall receive a base salary in an amount set by the Board from time to time throughout the Term (the “Base Salary”) during the Term, payable in installments consistent with Company’s normal payroll schedule, subject to applicable withholding and other taxes. As of the Effective Date, Employee’s Base Salary is $200,000. Employee’s Base Salary may be increased, but shall not be decreased without Employee’s written consent.

2.2 Incentive Compensation. Employee shall be entitled to a sign-on bonus payment of $16,700, minus applicable withholding taxes, payable on the Effective Date. Employee may also receive cash bonus payments from time to time or at any time if so determined by the CEO in his discretion. The annual target for such bonuses is between $35,000 and $50,000, though the amounts actually paid may be higher or lower depending on Employee’s performance.

2.3 Overriding Royalty Interest. Company will pay Employee an Overriding Royalty Interest equal to 1% of all oil, gas and related hydrocarbons produced, saved and marketed from those Company properties (“Royalty Properties”) that are, during the term of this Agreement, either (a) acquired by Company primarily as a result of the identification and recommendation of such properties by Employee or (b) developed by Company primarily on the basis of Employee’s technical intellectual pursuit of the identification or selection of the geological prospect for drilling and development. In addition, Company will pay Employee an Overriding Royalty Interest equal to 0.1% of all oil, gas and related hydrocarbons produced, saved and marketed from Company properties for which, in Company’s judgment, Employee has been actively, but not primarily, involved in either (i) the identification and recommendation as an acquisition or (ii) the technical intellectual pursuit of identifying or selecting the geologic prospect for drilling and development (“Secondary Royalty Properties”). Payment of an Overriding Royalty Interest to Employee on Royalty Properties or Secondary Royalty Properties (collectively, “Properties”) shall continue only so long as the Company or its Parent holds the Properties; provided, however, that Employee shall receive 1% of any cash proceeds from the sale, lease, or other disposition of Properties and, in exchange for such payment, Employee shall reassign the portion of the Overriding Royalty Interest attributable to the sold, leased or disposed of Properties; provided further that if any Properties are disposed of by a trade for other property, an Overriding Royalty Interest shall be assigned to Employee with respect to the property received in such trade. Employee can receive only one Overriding Royalty Interest on a single Property. Any Overriding Royalty Interest to which Employee is entitled under this Section 2.3 shall be assigned to the Employee in the form attached to this Agreement as Exhibit A.

2.4  Stock Options. Parent will grant Employee options to purchase 2,000,000 shares of its stock at an exercise price of A$0.25. Thirty percent (30%) of Employee’s options will be vested as of the Effective Date, thirty percent (30%) will be vested after twelve (12) months of service of employment and forty percent (40%) will be vested after twenty-four (24) months of service of employment. Employee’s options will remain exercisable until ninety (90) days after termination of Employee’s employment.

2.5 Relocation Expense. If Company’s offices to which Employee is assigned are relocated outside of the Denver, Colorado metropolitan area and Employee remains employed by Company pursuant to this Agreement, then Company shall pay all reasonable relocation expenses incurred by Employee in relocating to Company’s new location.

3. Expense Reimbursement and Other Benefits.

3.1 Expense Reimbursement. During the Term, Company shall reimburse Employee for all documented reasonable expenses actually paid or incurred by Employee in the course of and pursuant to the business of Company, subject to and in accordance with the expense reimbursement policies and procedures, including pre-approval for specified expenses, as may be in effect from time to time for Company’s employees generally.

3.2 Other Benefits. During the Term, Company shall make available to Employee such benefits and perquisites as are generally provided by Company to its senior management (subject to eligibility), including but not limited to vacation and sick leave, participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by Company for the benefit of its senior management or its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

3.3 Automobile. Employee shall be entitled to the use of a motor vehicle chosen by Employee, subject to a maximum capital cost of $25,000, including lease payments, insurance, maintenance and fuel expenses, subject to Company’s general policies. Company will report any non-business use of such vehicle as taxable income of Employee.

4. Termination.

4.1 Termination for Cause. Notwithstanding anything to the contrary in this Agreement, this Agreement and Employee’s employment hereunder may be immediately terminated by Company at any time for Cause. As used in this Agreement, “Cause” shall mean (i) subject to the following sentences, any action or omission of Employee which constitutes (A) a breach of any of the provisions of Section 5 of this Agreement, (B) a breach by Employee of his fiduciary duties and obligations to Company, or (C) Employee’s failure or refusal to follow any lawful directive of the Board, in each case which act or omission is not cured (if capable of being cured) within ten (10) days after written notice of same from Company to Employee, or (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a conviction of Employee of, a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of Company or impair Employee's ability to perform his duties with Company, any crime involving moral turpitude. Employee shall be given a written notice of termination for Cause specifying the details thereof. Upon any termination pursuant to this Section 4.1, Employee shall only be entitled to his Base Salary as then in effect through the date of termination, reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.1 hereof and, and any other compensation and benefits payable in accordance with Section 3.2 hereof. Upon making such payments, notwithstanding any other provision of this Agreement, Company shall have no further liability to Employee and Employee shall have no further rights or benefits hereunder.

4.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, Company, by written notice to Employee, shall at all times have the right to terminate this Agreement and Employee’s employment hereunder if Employee shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform his duties and responsibilities provided for herein in all material respects for a period of more than sixty (60) consecutive days in any 12-month period. Upon any termination pursuant to this Section 4.2, (i) within thirty (30) days after the date of termination, Company shall pay Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) Company shall have no obligation to pay any further Base Salary, incentive compensation, or other employee benefits or payments to Employee for periods subsequent to the date of termination; provided, however, that Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, disability insurance policy or other plan, program or policy then maintained or provided by Company to Employee under Section 3.2 hereof or otherwise, but only if and to the extent that such amounts are payable pursuant to the terms of such plan, program or policy.

4.3 Death. If Employee dies during the term of his employment hereunder, this Agreement shall terminate on the date of Employee’s death. Upon any such termination, (i) within thirty (30) days after the date of termination, Company shall pay to the estate of Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and reimbursement for all expenses described in Section 3.1 of this Agreement and incurred by Employee prior to his death, and (ii) Company shall have no obligation to pay any further Base Salary, incentive compensation, or other employee benefits or payments to Employee or Employee’s estate for periods subsequent to the date of termination; provided, however, that Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by Company to Employee under with Section 3.2 hereof or otherwise, but only if and to the extent that such amounts are payable pursuant to the terms of such plan, program or policy. Nothing herein is intended to give Employee’s spouse, beneficiaries or estate any rights to or interest in any key man life insurance policy on Employee maintained by Company for the benefit of Company.

4.4  Termination Without Cause. Company shall have the right to terminate this Agreement and Employee’s employment hereunder without Cause by written notice to Employee. Upon any termination pursuant to this Section 4.4, Company shall pay Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, provided, however, that if Company provided Employee with less than ninety (90) days prior written notice of the date of such termination, then in addition to his Base Salary and benefits through the date of such termination, Company shall also pay Employee, on the date of such termination, an amount equal to his Base Salary for the difference between the required ninety (90) days notice and the actual notice given by Company, subject to all appropriate withholdings and deductions.

4.5 Voluntary Resignation. Employee may, upon not less than ninety (90) days prior written notice to Company, resign and terminate his employment hereunder. In the event Employee resigns as an employee of Company, he shall be entitled to receive only such payment(s) as he would have received had he been terminated pursuant to Section 4.1 hereof. Employee shall not under any circumstances give Company less than ninety (90) days prior written notice of his resignation date.

4.6 Resignation for Good Reason. Employee may, by written notice to Company during the Term, elect to terminate his employment on the basis of “good reason” if there is (a) a material change of the principal location in which Employee is required to perform his duties hereunder without Employee’s prior consent (it being agreed that any location within the state of Colorado shall not be deemed a material change); or (b) a material reduction in (or a failure to pay or provide a material portion of) Employee’s Base Salary or other benefits payable under this Agreement. Any such notice of termination by Employee for “good reason” shall specify the circumstances constituting “good reason” and shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such notice. If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Employee and of no further force and effect. If the circumstances cited in Employee’s notice qualify as “good reason” hereunder and are not cured within the thirty (30) days after the notice, this Agreement shall be terminated ninety (90) days after Employee’s original written notice and such termination shall be treated in all respects as if it had been a termination without cause under Section 4.4 of this Agreement.

5. Restrictive Covenants.

5.1 Nondisclosure. (a) Employee acknowledges that as part of the terms of his employment by Company, he will have access to and/or may develop or assemble confidential information owned by or related to Company, its customers or its business partners or Parent. Such confidential information (whether or not reduced to writing) shall include without limitation, plans designs, data, production reports, reserve estimates, acquisition plans, properties being evaluated for acquisition, marketing and development plans, business plans, strategies, methods of operation processes, know-how, research and development projects, manuals, techniques, software and hardware, customer lists and information, contracts, marketing strategies and literature, agency relationships and terms, financial information, pricing and compensation structures, business relations and negotiations, employee lists, vendors and suppliers, and any other information designated as “confidential” by Company or Parent (collectively, “Confidential Information”). Employee shall retain all Confidential Information in confidence in perpetuity, and shall not use or disclose Confidential Information for any purpose other than to the extent necessary to perform his duties as an employee of Company. This duty of confidentiality shall continue indefinitely notwithstanding any termination of Employee’s employment.

(b) Employee agrees to (i) return to Company upon request, and in any event, at the time of termination of employment for whatever reason, all documents, equipment, notes, records, computer disks and tapes and other tangible items in his possession or under his control which belong to Company or any of its affiliates or which contain or refer to any Confidential Information relating to Company or any of its affiliates and (ii) if so requested by Company, delete all Confidential Information relating to Company or any of its affiliates from any computer disks, tapes or other re-usable material in his possession or under his control which contain or refer to any Confidential Information relating to Company or any of its affiliates.

5.2 Non-solicitation. During the Term and for a period of one (1) year thereafter, (the “Severance Period”), Employee (a) shall not solicit the business of any person, company or firm which is a former, current, or prospective customer, supplier, business associate, investor or business partner of Company or Parent (an “Associate”) for the benefit of anyone other than Company or Parent if the business solicited is of a type offered by Company or Parent during the Term, (b) shall not solicit or encourage any Associate to modify, diminish or eliminate its business relationship with Company or Parent or take any other action with respect to An Associate that could be detrimental to the interests of Company or Parent, and (c) shall not solicit for employment or for any other comparable service, such as consulting services, and shall not hire or engage as a consultant any employee or independent contractor employed or engaged by Company or Parent at any time during the Term. Employee acknowledges that violation of this covenant constitutes a misappropriation of Company’s or Parent’s trade secrets in violation of his duty of confidentiality owed to Company.

5.3 Non-competition.

(a) During the Term, unless otherwise waived in writing by Company (such waiver to be in Company’s sole and absolute discretion), Employee shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages directly or indirectly, in a Competing Business; provided, that Employee may hold or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor, so long as the securities are publicly traded and Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor and may hold interest in oil and gas properties so long as such holdings are fully disclosed to Company. For purposes of this Agreement, the term “Competing Business” means any business that is engaged in a business similar to or competitive with the business of Company, including any business directly or indirectly engaged in exploration, development, production or management of oil or gas properties.

(b) During the Term and during the Severance Period, Employee shall not, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, consultant, partner, principal, agent, representative, employee or otherwise, with any person or business that acquires or seeks to acquire oil or gas properties that were known to Company and under active consideration for acquisition or participation by Company during the term of this Agreement, provided, however, that Employee may, after full, written disclosure to Company, purchase, participate in or otherwise acquire such properties that have been or are, after the receipt of such notice, declined by Company.

5.4 Non-disparagement. During the Term and the Severance Period, Employee will not distribute, cause a distribution of, or make any oral or written statement, which directly or by implication tarnishes, creates a negative impression of, or puts Company, its reputation and goodwill in a bad light, or disparages Company or Parent in any other way, including but not limited to: (a) the working conditions or employment practices of Company or Parent; (b) Company’s oil and gas properties, including unproved or proved undeveloped properties; or (c) Company’s directors, officers and personnel. It will not be a violation of this section for Employee to make truthful statements, under oath, as required by law or formal legal process.

5.5 Intellectual Property Rights. Employee understands that as part of his Employment he may alone or together with others create, compile, or discover computer software, designs, literature, ideas, trade secrets, know-how, commercial information (including information concerning oil and gas properties, such as geological, engineering, seismic, geophysical, or other technical information relating to such properties), or any other valuable invention or copyrightable work (collectively, “Intellectual Property”). Employee acknowledges that Company shall own all right, title, and interest in all Intellectual Property created by him in whole or in part in the course of his employment by Company. Employee hereby assigns to Company all right, title, and interest in the copyrights or patents embodied in or represented by such Intellectual Property, including all rights of renewal and termination, and to any and all other intellectual property rights, including without limitation, trademarks, trade secrets, and know-how embodied in Intellectual Property or in any other idea or invention developed in whole or in part by Employee in the course of his Employment. Employee further agrees to take all actions and to execute all documents necessary in order to perfect and to vest such intellectual property rights in Company.

5.6 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by Employee of any of the covenants contained in Section 5 of this Agreement will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Employee recognizes and hereby acknowledges that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 5 of this Agreement by Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Company may possess.

6. Entire Agreement; No Conflicts With Existing Arrangements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement contains the entire agreement, and supersedes any other agreement or understanding, between Company and Employee relating to Employee’s employment and any compensation or benefits in respect thereof. Employee represents and warrants to Company that he has reviewed any existing employment or non-competition covenants with his prior employer, and that his employment by Company hereunder does not and will not conflict with or constitute a breach or default under any of the terms or provisions thereof.

7. Notices: All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Company: Suite 210 1726 Cole Blvd Lakewood CO 80401 Attention: Terence Barr Facsimile: (303) 295-1961 If to Employee: David Ninke 1219 Mesa Court Golden CO 80403

8. Successors and Assigns.

(a) This Agreement is personal to Employee and without the prior written consent of Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

(c) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.  Severability. The invalidity of any portion of this Agreement shall not affect the enforceability of the remaining portions of this Agreement. If any provision of this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

10. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

11. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

13. Survival. Employee’s obligations under Section 5 hereof shall not terminate upon the termination of employment or the termination of this Agreement but shall continue in accordance with their terms set forth herein.

14. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Telecopies or other electronic facsimiles of original signatures shall be deemed to be the same as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY: SAMSON OIL AND GAS USA, INC.

By:	/s/ Terry Barr
Terry Barr, CEO & Managing Director

EMPLOYEE:

/s/ David Ninke
David Ninke

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

THIS ASSIGNMENT OF OVERRIDING ROYALTY INTEREST (“Assignment”), dated effective __________ at 7:00 a.m. Mountain time (the “Effective Time”), is from Samson Oil and Gas USA, Inc., 1726 Cole Boulevard, Suite 210, Lakewood, Colorado 80401 (“Assignor”) to David Ninke, 1219 Mesa Court, Golden CO 80403 (“Assignee”).

For $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants, bargains and conveys to Assignee an overriding royalty interest (“ORI”) equal to 1% of 8/8ths in the leases described in Exhibit A attached hereto and incorporated by reference (“Leases”); provided that, if any Lease covers less than the entire mineral estate in the lands covered by such Lease or if Assignor owns less than 100% of the leasehold interest under any Lease, then the ORI with respect to such Lease shall be reduced in the same proportion that the portion of the mineral estate covered thereby bears to the entire mineral estate. The ORI shall be calculated and paid at the wellhead. The ORI shall not bear any costs of development or operation. Assignee may, at Assignee’s sole cost, risk and expense, elect to take the ORI’s share of the oil, gas, casinghead gas and associated hydrocarbons in kind at the wellhead by providing appropriate written notice to Assignor of such election. It is understood that Assignee is not obligated to take in kind and the decision to take in kind shall be at the sole discretion of Assignee. If Assignee does not elect to take its share of oil, gas, casinghead gas and associated hydrocarbons in kind at the wellhead, then Assignee shall bear its aliquot portion of the costs incurred in gathering, transporting, compressing, treating, and processing such production.

This Assignment and the ORI so assigned are made subject to the following terms and conditions:

A.
This Assignment is being made pursuant to the terms of the Leases and any assignments under which the Leases may have been acquired by Assignor. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Leases. If there is a conflict between the terms of this Assignment and the terms of the Leases and any assignments under which the Leases may have been acquired, the terms of the Leases and any assignments under with the Leases may have been acquired shall control in all respects. The Assignor and Assignee intend that the terms of the Leases remain separate and distinct from and not merge into the terms of this Assignment.

B.
This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns, and this ORI and all other terms and conditions of this Assignment shall apply to any and all extension, renewal and substitute leases obtained by Assignor, its successors or assigns on the Leases described herein.

C.	The ORI conveyed herein shall burden any extensions, renewals, substitutions or new Lease taken by Assignor or its successors within one (1) year after expiration of Leases described on Exhibit A.

D.
It is understood and agreed that Assignor shall have the right to pool the oil and gas Leases and lands covered hereby, or any portion thereof, with other lands and leases into voluntary units, or into units as established by any governmental authority having jurisdiction, and if the Leases, and the lands covered thereby, or any part thereof are pooled accordingly, then the ORI herein conveyed shall be reduced in the same proportion that the acreage burdened by the ORI bears to all the acreage included in any pooled unit.

E.
This Assignment is made pursuant to the terms and conditions of that certain Employment Agreement between the parties dated effective as of October 1, 2007 and, in particular, to the Reassignment Provisions contained in Paragraph 2.3 of said Agreement in the event of sale or trade of the Leases which are the subject of this Assignment.

F.	This Assignment of Overriding Royalty Interest is made without warranty of title, express or implied, except as to parties claiming by, through or under Assignor, but not otherwise.

EXECUTED on the dates contained in the acknowledgements of this Assignment, to be effective for all purposes as of the Effective Time.

ASSIGNOR:

SAMSON OIL AND GAS USA, INC.

By:____________________________

ASSIGNEE:

DAVID NINKE

By:____________________________